UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): January 4, 2016 (December 29, 2015)

Comstock Holding Companies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-32375	20-1164345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1886 METRO CENTER DRIVE, FOURTH FLOOR

RESTON, VIRGINIA 20190

(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (703) 883-1700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 29, 2015 (the “Effective Date”), Comstock Holding Companies, Inc. (the “Company”) entered into a Note Exchange and Subscription Agreement (the “Note Exchange Agreement”) pursuant to which the Amended and Restated Senior Note (as amended, extended, supplemented or otherwise modified, the “Note”) in the original principal amount of $4,500,000 issued by the Company to Stonehenge Funding, LC (“Stonehenge”) was exchanged for 771,057 shares of the Company’s newly created Series B Non-Convertible Preferred Stock, par value $0.01 per share and a stated value of $5.00 per share (the “Series B Preferred Stock”). The number of shares of Series B Preferred Stock received by Stonehenge in exchange for the Note represented the principal amount outstanding plus all accrued but unpaid interest under the Note as of December 31, 2015, which was $3,861,050. The Note was cancelled in its entirety effective as of the Effective Date.

The foregoing description of the Note Exchange Agreement is qualified in its entirety by reference to the full text of the Note Exchange Agreement, which will be filed as an exhibit to the Company’s Form 10-K for the fiscal year ended December 31, 2015.

Item 1.02	Termination of a Material Definitive Agreement.

The information provided in Item 1.01 is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 with respect to the issuance of the shares of Series B Preferred Stock pursuant to the Note Exchange Agreement is incorporated herein by reference. The shares of Series B Preferred Stock were issued in reliance on an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 29, 2015, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation, setting forth the rights, powers, and preferences of the Series B Preferred Stock (the “Series B Certificate of Designation”). From and after the date of issuance of Series B Preferred Stock to a holder, dividends at a rate per annum equal to 8.75% shall accrue on such shares of Series B Preferred Stock. The accruing dividends will accrue from day to day, whether or not declared, and shall be cumulative. Accruing dividends shall be payable quarterly in arrears on the last day of March, June, September and December in each year and may be paid in cash or additional shares of Series B Preferred Stock.

In the event of any liquidation (voluntary or otherwise), dissolution or winding up of the affairs of the Company, the holders of shares of Series B Preferred Stock will receive out of the assets of the Company legally available for distribution to its stockholders before any payment is made to the holders of any series of preferred stock ranking junior to the Series B Preferred Stock or to any holder of the Company’s common stock but subject to the rights of any class or series of securities ranking senior to or on parity with the Series B Preferred Stock, a payment per share equal to $5.00 plus any accruing dividends accrued but unpaid, whether or not declared, together with any other dividends declared but unpaid thereon.

Upon the occurrence of a Change of Control (as defined in the Series B Certificate of Designation), the Series B Preferred Stock is redeemable at the option of the holders of the Series B Preferred Stock, in whole or in part, at a redemption price equal to $5.00 plus any accruing dividends accrued but unpaid, whether or not declared, together with any other dividends declared but unpaid thereon.

With certain exceptions, the holders of Series B Preferred Stock have no voting rights. However, as long as any shares of Series B Preferred Stock remain outstanding, the Series B Certificate of Designation provides that the Company shall not, without the affirmative vote of holders of not less than a majority of the shares of Series B Preferred Stock then outstanding, (a) amend, alter or repeal the Amended and Restated Certificate of Incorporation of the Company, including the Series B Certificate of Designation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or rights of the Series B Preferred Stock, (b) amend or alter the Amended and Restated Certificate of Incorporation of the Company, including the Series B Certificate of Designation, to create, issue authorize or increase the authorized amount of any class or series of capital stock of the Company ranking senior to the Series B Preferred Stock with respect to the payment of dividends or as to distributions upon liquidation, distribution or winding up of the Company, or to issue any obligation or security convertible into, exchangeable for or evidencing the right to purchase any such class or series of capital stock or (c) consummate a binding share exchange or reclassification involving the Series B Preferred Stock, the sale, conveyance, exchange or transfer of all or substantially all of the assets or business of the Company or a merger or consolidation of the Company with or into another entity, unless in each case the shares of Series B Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such entity and such new preference securities have terms that are not materially less favorable than the Series B Preferred Stock immediately prior to such consummation.

The terms of the Series B Preferred Stock are more fully set forth in the Series B Certificate of Designation, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit

Exhibit Number	Description

3.1	Certificate of Designation of Series B Non-Convertible Preferred Stock of Comstock Holding Companies, Inc., filed with the Secretary of State of the State of Delaware on December 29, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2016

COMSTOCK HOLDING COMPANIES, INC.

By:	/s/ Christopher Clemente
Christopher Clemente, Chief Executive Officer